Exhibit 99.1

DRAFT DRAFT DRAFT

Media Contact for SFX Entertainment:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

THE REVOLUTION HAS BEGUN:

SFX RELEASES FIRST QUARTERLY RESULTS AS PUBLIC COMPANY

NEW YORK – (November 21, 2013) – SFX Entertainment, Inc. (NASDAQ: SFXE) today released its first quarterly results as a public company.  SFX is the leading company primarily focused on the exploding electronic music and festival industries, the fastest growing segments of the music and live entertainment industries.

SFX announced that revenue for the three and nine months ended September 30, 2013 totaled $48.7 million and $86.3 million, respectively.  Direct costs for the three and nine months ended September 30, 2013 totaled $48.2 million, and $75.0 million, respectively.  Net loss for the three and nine month periods was $28.6 million and $72.1 million, or $(0.46) and $(1.22) per share, respectively, on a basic and diluted basis.

SFX completed a series of acquisitions in the weeks immediately following its initial public offering and listing on The Nasdaq Global Select Market.  Pro Forma Revenue for the three and nine months ended September 30, 2013 was $113.8 million and $211.6 million, respectively, while Pro Forma Adjusted EBITDA was $12.8 million and $7.6 million, respectively.

“This was an amazing first quarter,” commented Robert F.X. Sillerman, Chairman and CEO of SFX.  “The opportunity we are pursuing has been understood and accepted by fans, the music industry and marketing partners who understand the need to win the affection of Electronic Music Culture fans in an authentic and celebratory way. The desire of the creators of these extraordinary events to sell 100 percent of their businesses, while maintaining a significant equity stake in SFX, is testimony to the momentum and acceptance of our thesis. The same is true for all other relevant metrics for the company. In addition, the properties we acquired enjoyed over one billion minutes of online viewing in the third quarter. As we continue to coordinate and combine this we have an existing and powerful backbone for our soon-to-be released new digital offerings.”

For the Pro Forma Group, the number of festivals increased from 16 to 21 festivals, and festival attendance grew to more than 900,000, an increase of approximately 40 percent for the third quarter of 2013 as compared to the same period in 2012.

Conference Call

The company will host a conference call to review the results for the quarter on Friday, November 22nd at 10:00 a.m. Eastern Time. Participants from SFX will include Chief Executive Officer and Chairman of the Board of Directors, Robert F.X. Sillerman, and Executive Vice President and Chief Financial Officer, Richard Rosenstein, who will provide a general business update and respond to investor questions.

Interested parties may access the live audio broadcast by dialing 877-407-0789 in the United States/Canada, or +1 201-689-8562 for international, Conference ID number 13572966. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will initially be available approximately two hours after the completion of the call at 877-870-5176 or +1 858-384-5517, Replay Conference ID number 13572966. The recording will be available for replay through December 6, 2013.

Definitions

The following definitions apply to these terms as used throughout this press release:

•                  Adjusted EBITDA – represents net income (loss) before other income (loss), interest expense, income taxes, depreciation and amortization, non-cash equity-based compensation expense, and non-recurring items, including financing and other transaction costs.

•                  Pro Forma Group – means (i) SFX, (ii) the four companies that were included as pending acquisitions in the SFX initial public offering prospectus and which were subsequently acquired by SFX following September 30, 2013 (including (a) ID&T NewHolding B.V., f/k/a ID&T Holding B.V., including the acquisition of the remaining interests in the SFX North American joint venture with ID&T, (b) i-Motion GmbH Events & Communication, (c) Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd, and (d) Made Event, LLC and EZ Festivals, LLC), and (iii) the remaining 50% interest in b2s not owned by SFX (b2s is a probable acquisition that SFX expects to close in the first quarter of 2014).

•                  Pro Forma Adjusted EBITDA – represents Adjusted EBITDA (as defined above) of the Pro Forma Group.

•                  Pro Forma Revenue – represents all revenue of the Pro Forma Group.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Pro Forma Revenue which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted EBITDA to convey supplemental information to investors regarding the Company’s performance excluding the impact of certain non-cash charges, costs associated with our initial public offering and other special items that can affect the comparability of results from quarter to quarter.  In particular, Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. Of note, the elimination of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.  In addition, the Company believes that Pro Forma Adjusted EBITDA and Pro Forma Revenue presents important information to investors regarding the current business, prospects and financial condition of the Company that would not otherwise be available.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission (“SEC”). The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the Non-GAAP financial measures, please see the Reconciliation of GAAP financial measures to Non-GAAP financial measures table in the press release.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused primarily on electronic music culture (‘‘EMC’’). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community.  SFX was borne out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Ruhr-in-Love, Mayday and Nature One, Disco Donnie Presents and Life in Color. SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Summarized Statement of Operations of SFX Entertainment, Inc.

(unaudited, $ in thousands)

	Three months ended September 30,	Nine months ended September 30,
	2013	2013

Revenue	$48,742	$86,295
Direct costs	48,212	74,961
Gross Profit	530	11,334

Selling, general and administrative expenses	23,628	62,002
Depreciation and amortization	5,068	12,352
Operating loss	(28,166)	(63,020)

Interest expense	(5,285)	(13,468)
Other Income/(expense)	396	(645)
Loss before income taxes	(33,055)	(77,133)
Income tax benefit (expense)	76	(499)
Consolidated net loss	(32,979)	(77,632)
Less: Net loss attributable to non-controlling interest	(4,409)	(5,572)
Net loss attributable to the Company	$(28,570)	$(72,060)

Loss per share - basic & diluted	$(0.46)	$(1.22)
Weighted average shares outstanding - basic & diluted	61,902	59,125
(in thousands)

In accordance with U.S. GAAP the above figures include stock based compensation of $8,688 and $22,687 as well as non-cash interest expense of $3,765 and $10,459 for the three and nine months ended September 30, 2013, respectively.

SFX Entertainment, Inc.

Reconciliation of GAAP financial measures to Non-GAAP financial measures

(unaudited, $ in thousands)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2013	2013

Revenue

Reported Revenue of SFX	$48,742	$86,295

Pro Forma Revenue of IPO Group (1)	65,086	125,289

Total Pro Forma Revenue	$113,828	$211,584

Pro Forma Adjusted EBITDA

Net loss, as reported	$(32,979)	$(77,632)

Interest expense	5,285	13,468
Provision for income taxes	(76)	499
Depreciation & amortization	5,068	12,352
Other (income) / expense	(396)	645
Equity based compensation expense	8,688	22,687

EBITDA of SFX	(14,410)	(27,981)

Adjusted EBITDA of IPO Group (1) (2)	8,314	6,978

Other Adjustments (2)	18,940	28,585

Total Pro Forma Adjusted EBITDA	$12,844	$7,582

(1) Includes ID&T, b2s, i-Motion, Made and Totem (see definition of “Pro Forma Group” in above press release).  The figures presented were prepared by each of the IPO group companies. SFX did not own or control the IPO group companies during the time periods presented. Such figures could be subject to change as a result of normal year-end closing process.

(2) Represents adjustments to both SFX and IPO group companies. Includes non-recurring expenses, transaction costs, recoupable advances, EBITDA associated with ID&T non-consolidated affiliates and elimination of costs associated with cancellation of third day of Electric Zoo Festival (subject to insurance recovery).